Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BJB Career Education Company, Limited (formerly known as Beijing Jadebird IT Education Company, Limited):

We consent to the use of our report dated June 19, 2009, except as to the retrospective adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment to ARB No. 51(“SFAS 160”) described in note 2(q), which is as of July 31, 2009, and as to last two paragraphs of note 20, which are as of September 28, 2009, with respect to i) the consolidated balance sheets of BJB Career Education Company, Limited (“BJBC”) (formerly known as Beijing Jadebird IT Education Company, Limited) and subsidiary (the “Company”) as of December 31, 2007 and 2008, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for the period from June 1, 2006 (date of inception) through December 31, 2006, and for the years ended December 31, 2007 and 2008, and ii) the consolidated statements of operations, equity, and cash flows of Beijing Jade Bird Educational Information Technology Co., Ltd. and subsidiaries (the “Predecessor”) for the period from January 1, 2006 through November 30, 2006, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

Our report refers to a change in accounting for noncontrolling interests and contains explanatory paragraphs stating that (i) on December 1, 2006, Prosperity Holdings Limited, a subsidiary of BJBC, acquired the Predecessor in a business combination accounted for under the purchase method of accounting; (ii) the Company and the Predecessor conducted significant transactions with related parties; and (iii) on April 30, 2009, BJBC acquired an additional 50% equity interest in Beijing Aptech Beida Jade Bird Information Technology Co., Ltd., which then became a consolidated subsidiary of BJBC.

/s/ KPMG

Hong Kong, China

October 14, 2009